EXHIBIT 99.2

FOR IMMEDIATE RELEASE

January 9, 2008

Danvers Bancorp, Inc. Announces

Completion of Reorganization and Stock Offering

Danvers, Massachusetts, January 9, 2008 – Danvers Bancorp, Inc., the stock holding company for Danversbank, announced today that the company’s previously-announced conversion from mutual holding company to stock holding company form and initial public offering were completed at the close of business on Wednesday, January 9, 2008.  Shares of Danvers Bancorp, Inc. are expected to begin trading on Thursday, January 10, 2008, on the NASDAQ Global Select Market under the symbol “DNBK.”

The offering closed at the adjusted maximum of the offering range.  Accordingly, Danvers Bancorp, Inc. has issued 17,192,500 shares of common stock to subscribers in the offering (including tax-qualified employee benefit plans) at the offering price of $10.00 per share.  Danvers Bancorp, Inc. has also contributed $350,000 in cash and 650,000 shares of common stock to The Danversbank Charitable Foundation, Inc.

The offering was oversubscribed by eligible account holders of Danversbank, i.e., depositors having eligible accounts as of February 28, 2006.  Accordingly, valid orders of eligible account holders have been filled in accordance with the allocation procedures set forth in the company’s plan of conversion and described in the prospectus.  Supplemental eligible account holders as of March 31, 2007 and other individuals who placed orders in the subscription or community offering did not receive any stock in the offering.

If you are an eligible account holder, i.e., a depositor having an eligible account as of February 28, 2006, and would like to confirm your allocation, please contact the Stock Information Center at (888) 775-6000, which will be open from 9:00 a.m. to 5:00 p.m., Eastern Time, on Thursday, January 10, 2008, and from 9:00 a.m. to 4:00 p.m., Eastern Time, on Friday, January 11, 2008 for this purpose.

Sandler O’Neill & Partners, L.P. acted as financial advisor to Danvers Bancorp, Inc. in connection with the offering and managed the subscription offering.  Goodwin Procter LLP served as counsel to Danvers Bancorp, Inc. in connection with the reorganization and the offering and RP Financial, LC served as appraiser.  Thacher Proffitt & Wood LLP served as counsel to Sandler O’Neill & Partners, L.P.

This press release contains certain forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, will, anticipate, plan, seek, expect and similar expressions.  These forward-looking statements include statements of our goals, intentions and expectations.  Although we believe that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from the results discussed in these forward-looking statements.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Danvers Bancorp undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured or guaranteed by the Danversbank, Danvers Bancorp, Inc., Danvers Bancorp, Inc. (MHC), Federal Deposit Insurance Corporation or any other government agency.

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